ABSC NC 2006-HE4
Asset Backed Securities Portfolio Analysis

4,726 records
Balance: 909,199,782
All records

Selection Criteria: All records
Table of Contents
  DTI
  DTI - IO
  DTI - Investment
  DTI - Silent Second
  DTI - Second Lien

1. DTI

DTI	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Mortgage Pool	Remaining Tem To Maturity	Debt to Income	Weighted Average Coupon	Weighted Average Credit Score	Weighted Average Original LTV
0.01% to 5.00%	4	$542,585.94	0.06%	357	2.82	9.377%	580	92.12%
5.01% to 10.00%	12	2,674,271.28	0.29	358	8.07	8.009	613	83.24
10.01% to 15.00%	29	4,764,291.70	0.52	358	12.92	8.946	621	85.66
15.01% to 20.00%	67	10,123,441.02	1.11	356	17.71	8.210	592	76.67
20.01% to 25.00%	143	21,051,673.31	2.32	357	22.66	8.213	620	81.86
25.01% to 30.00%	295	42,750,839.99	4.70	356	27.75	8.303	615	80.80
30.01% to 35.00%	463	79,790,607.97	8.78	357	32.75	8.146	613	80.69
35.01% to 40.00%	717	129,509,000.62	14.24	356	37.75	8.258	615	81.99
40.01% to 45.00%	1,004	190,024,444.08	20.90	357	42.74	8.369	626	83.01
45.01% to 50.00%	1,691	361,228,102.78	39.73	358	47.91	8.307	621	83.57
50.01% to 55.00%	279	62,088,604.30	6.83	358	52.80	7.971	589	74.27
55.01% to 60.00%	21	4,552,493.99	0.50	355	57.44	7.264	627	76.93
70.01% to 75.00%	1	99,424.53	0.01	353	71.57	7.075	630	76.92
Total:	4,726	$909,199,781.50	100.00%	357	42.24	8.270%	618	82.08%

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2. DTI - IO

DTI - IO	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Mortgage Pool	Remaining Tem To Maturity	Debt to Income	Weighted Average Coupon	Weighted Average Credit Score	Weighted Average Original LTV
10.01% to 15.00%	1	$562,500.00	1.22%	359	11.48	7.750%	603	87.34%
20.01% to 25.00%	6	1,109,800.00	2.41	357	22.99	7.524	638	86.32
25.01% to 30.00%	5	967,900.00	2.10	357	26.14	7.146	655	83.05
30.01% to 35.00%	21	4,426,873.82	9.60	357	32.51	7.100	636	74.81
35.01% to 40.00%	17	4,436,655.29	9.62	357	37.57	7.510	627	80.93
40.01% to 45.00%	40	12,566,813.65	27.24	358	42.76	8.049	655	84.44
45.01% to 50.00%	66	21,278,056.57	46.12	358	48.12	7.626	651	83.71
50.01% to 55.00%	1	512,000.00	1.11	357	50.53	7.000	646	80.00
55.01% to 60.00%	1	274,639.22	0.60	354	56.23	6.990	697	95.00
Total:	158	$46,135,238.55	100.00%	358	42.71	7.658%	648	82.91%

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3. DTI - Investment

DTI - Investment	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Mortgage Pool	Remaining Tem To Maturity	Debt to Income	Weighted Average Coupon	Weighted Average Credit Score	Weighted Average Original LTV
0.01% to 5.00%	2	$152,979.24	0.38%	352	2.52	7.800%	722	92.81%
5.01% to 10.00%	4	485,746.06	1.20	356	7.74	8.259	654	84.06
10.01% to 15.00%	8	1,296,484.39	3.19	358	12.48	9.581	652	88.16
15.01% to 20.00%	9	1,865,926.32	4.60	355	17.22	7.940	609	73.00
20.01% to 25.00%	13	1,530,421.81	3.77	358	22.63	10.098	629	86.54
25.01% to 30.00%	31	5,597,895.09	13.79	358	28.16	8.790	654	84.91
30.01% to 35.00%	19	3,380,579.80	8.33	359	32.81	9.258	646	80.93
35.01% to 40.00%	29	4,524,662.23	11.14	355	37.80	8.652	671	83.22
40.01% to 45.00%	29	6,589,718.22	16.23	358	42.89	9.079	660	86.59
45.01% to 50.00%	65	11,810,038.74	29.09	358	47.60	9.161	651	85.68
50.01% to 55.00%	16	2,860,254.43	7.04	358	53.19	8.835	615	75.58
55.01% to 60.00%	1	507,363.67	1.25	351	59.05	6.050	696	80.00
Total:	226	$40,602,070.00	100.00%	357	38.26	8.963%	650	83.81%

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4. DTI - Silent Second

DTI - Silent Second	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Mortgage Pool	Remaining Tem To Maturity	Debt to Income	Weighted Average Coupon	Weighted Average Credit Score	Weighted Average Original LTV
5.01% to 10.00%	2	$350,170.10	0.13%	359	8.77	8.473%	607	80.00%
10.01% to 15.00%	3	322,936.93	0.12	359	13.12	8.441	645	80.00
15.01% to 20.00%	7	734,384.24	0.27	359	17.16	7.979	647	79.63
20.01% to 25.00%	23	4,822,400.17	1.80	358	22.64	7.682	654	80.43
25.01% to 30.00%	57	8,948,807.63	3.34	356	27.59	7.966	644	80.97
30.01% to 35.00%	101	18,186,789.44	6.78	358	32.79	7.781	636	80.36
35.01% to 40.00%	174	34,795,933.92	12.98	358	37.78	7.946	634	80.28
40.01% to 45.00%	269	59,370,629.74	22.15	357	42.92	7.983	651	80.05
45.01% to 50.00%	528	131,196,785.45	48.95	358	48.06	7.886	643	80.35
50.01% to 55.00%	39	8,657,562.31	3.23	358	52.09	7.375	627	78.90
55.01% to 60.00%	3	658,158.20	0.25	357	56.07	8.296	647	75.46
Total:	1,206	$268,044,558.13	100.00%	358	43.38	7.893%	643	80.24%

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5. DTI - Second Lien

DTI - Second Lien	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Mortgage Pool	Remaining Tem To Maturity	Debt to Income	Weighted Average Coupon	Weighted Average Credit Score	Weighted Average Original LTV
0.01% to 5.00%	1	$71,972.58	0.15%	358	2.32	13.950%	593	100.00%
5.01% to 10.00%	1	134,888.70	0.29	358	9.98	10.350	664	100.00
10.01% to 15.00%	3	111,900.63	0.24	357	11.42	11.234	704	100.00
15.01% to 20.00%	2	74,386.33	0.16	359	19.53	11.223	608	100.00
20.01% to 25.00%	20	648,215.12	1.38	350	22.33	11.173	633	99.72
25.01% to 30.00%	48	1,971,417.36	4.21	357	27.96	11.329	630	99.95
30.01% to 35.00%	70	3,182,187.46	6.79	357	32.90	11.321	647	99.92
35.01% to 40.00%	145	7,224,911.36	15.42	355	37.99	11.326	650	99.97
40.01% to 45.00%	230	13,297,870.57	28.39	357	42.65	11.620	652	99.83
45.01% to 50.00%	331	19,431,540.35	41.48	357	47.66	11.456	648	99.74
50.01% to 55.00%	11	659,503.96	1.41	358	51.34	11.267	626	100.00
55.01% to 60.00%	2	31,867.17	0.07	357	56.63	10.314	685	100.00
Total:	864	$46,840,661.57	100.00%	357	42.31	11.461%	648	99.83%

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Credit Suisse
11 Madison Avenue
New York, New York 10010
www.credit-suisse.com
Apr 18, 2006 21:43

The depositor has filed a registration statement (including aprospectus) with the SEC for the offering to which this free writingprospectus relates. Before you invest, you should read the prospectus inthat registration statement and other documents the depositor has filedwith the SEC for more complete information about the depositor and thisoffering. You may get these documents for free by visiting EDGAR on theSEC Web site at www.sec.gov. Alternatively, the depositor, anyunderwriter or any dealer participating in the offering will arrange tosend you the prospectus if you request it by calling toll-free1-800-221-1037.This free writing prospectus is not required to contain all informationthat is required to be included in the base prospectus and theprospectus supplement. The information in this free writing prospectusis preliminary and is subject to completion or change. The informationin this free writing prospectus, if conveyed prior to the time of yourcommitment to purchase, supersedes information contained in any priorsimilar free writing prospectus relating to these securities.This free writing prospectus is being delivered to you solely to provideyou with information about the offering of the mortgage-backedsecurities referred to in this free writing prospectus and to solicit anindication of your interest in purchasing such securities, when, as andif issued. Any such indication of interest will not constitute acontractual commitment by you to purchase any of the securities. Youmay withdraw your indication of interest at any time.The information in this free writing prospectus may be based onpreliminary assumptions about the pool assets and the structure. Anysuch assumptions are subject to change. The information in this free writing prospectus may reflect parameters,metrics or scenarios specifically requested by you. If so, prior to thetime of your commitment to purchase, you should request updatedinformation based on any parameters, metrics or scenarios specificallyrequired by you. Neither the issuer of the securities nor any of its affiliates prepared,provided, approved or verified any statistical or numerical informationpresented in this free writing prospectus, although that information maybe based in part on loan level data provided by the issuer or itsaffiliates.